Exhibit 10.3

CONSULTING AGREEMENT

THIS AGREEMENT is made as of November 18, 2015 between BioTime, Inc. ("BioTime" or the "Company") and Robert W. Peabody, ("Peabody").

In consideration of the mutual covenants, promises, and agreements herein contained and for other good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Engagement.  Peabody has resigned from his position as Chief Financial Officer (CFO) and Senior Vice President of BioTime and as Chief Financial Officer of certain subsidiaries of the Company as of November 18, 2015and is entering into an Employment Termination and Release Agreement provided to him by the Company (the “Employment Termination Agreement”).  In connection with his resignation, and in consideration for his agreement to provide services under this Agreement, Peabody is being engaged as Chief Financial Officer of the Company’s subsidiary LifeMap Solutions, Inc. (“Solutions”).  BioTime accepts such resignation and hereby agrees to engage Peabody to perform consulting services under this Agreement.

2.             Duties.  Peabody's duties under this Agreement shall be to  provide technical accounting and tax advisory services, to provide historical context to past transactions at BioTime that were conducted during his term of employment by BioTime, and to provide such other services as the Company and Peabody may agree.  Peabody shall perform services for BioTime or its subsidiary OncoCyte Corporation (“OncoCyte”) upon request by BioTime or OncoCyte, at such times and places as mutually agreed upon; provided, that BioTime and OncoCyte may require such services to be provided at their principal office facility.  Peabody shall report to BioTime’s CFO with regard to the consulting services performed under the terms of this Agreement.

3.              Hours of Services; Payment for Services.

(a)            Peabody will provide services under this Agreement without additional compensation in consideration of the revision of the vesting and termination provision of his BioTime and subsidiary stock options provided under his Employment Termination and Release Agreement and his employment by Solutions; provided, that if a Solutions Default occurs prior to November 16, 2016, BioTime shall pay $15,000 per month for the consulting services, whether provided to BioTime or OncoCyte, after the Solutions Default, unless in connection with the Solutions Default Peabody receives from Solutions or a successor entity cash severance payments equal to at least six months of his base annual Solutions salary.  A Solutions Default means (a) Solutions or a successor entity terminating Peabody’s employment as Chief Financial Officer otherwise than for “Cause,” or (b) Consultant resigning from his employment by Solutions as a result of the failure of Solutions to pay Peabody his salary when and as due under his Employment Agreement, otherwise than in connection with a termination of his employment for Cause.  Cause has the meaning ascribed to such term in Peabody’s Solutions Employment Agreement.  BioTime shall pay Peabody's fees by wire transfer to an account designated by Peabody within fifteen days after the end of each calendar month.

(b)            Peabody shall be available to perform services under this Agreement, at the request of BioTime or OncoCyte, at least 15 hours each calendar week, but shall not be required to perform more than 100 hours of services during any calendar month, on or before March 31, 2016, and at least 10 hours each calendar week, but shall not be required to perform more than 40 hours of services during any calendar month after March 31, 2016.

4.              Independent Contractor.

(a)            Peabody shall be an independent contractor of BioTime and OncoCyte and nothing in this Agreement shall be deemed to constitute Peabody as an employee, officer, director, partner, or agent of BioTime or OncoCyte.

(b)            Peabody shall have no authority to bind BioTime or OncoCyte or any other BioTime subsidiary to any contract, agreement, or obligation.  Peabody shall not hold himself out as the agent of BioTime or OncoCyte, or any other BioTime subsidiary.

(c)            Peabody represents he has experience and expertise in the applicable field of this Agreement, and that Peabody has sufficient resources and facilities to perform the services contemplated by this Agreement.  BioTime and OncoCyte are familiar with Peabody’s experience, expertise, and resources and acknowledge the sufficiency thereof.

(d)            Peabody is responsible for all of Peabody's own business expenses and shall not be reimbursed by BioTime, OncoCyte, or any other Company subsidiary for any costs or expenses incurred by Peabody in performing services under this Agreement; except that if the Company or either of OncoCyte requests that Peabody travel to a location more than fifty miles from their corporate headquarters, the Company or a Related Company shall either provide Peabody with transportation and lodging or shall reimburse Peabody for reasonable travel and lodging expenses incurred by him provided that he provides invoices for such expenses.

(e)            Peabody acknowledges and agrees that the fees for consulting services to be paid under this Agreement shall be the sole and exclusive compensation payable to Peabody for services rendered.  Peabody’s performance of services under this Agreement shall not entitle him to participate in any retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by BioTime, OncoCyte, or any other BioTime subsidiary for its executive officers or employees, and shall not be entitled to any paid vacation or sick leave time.

(f)             Peabody represents and warrants to BioTime that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under the Agreement or that would prohibit him, contractually or otherwise, from performing services as a consultant to BioTime, OncoCyte, or any other BioTime subsidiary as provided herein.

(g)            Peabody represents and warrants that he will not use or disclose, in connection with the performance of consulting services under this Agreement any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that BioTime, OncoCyte, or another BioTime subsidiary for which Peabody provides services holds a valid license or other written permission for such use from the owner(s) thereof.  Peabody represents and warrants to BioTime that he has returned all property and confidential information belonging to any prior employer.

5.             Confidential Information. During his engagement as consultant, Peabody will have access to, or BioTime, OncoCyte, or another BioTime subsidiary may disclose to Peabody, trade secrets and confidential information of BioTime, OncoCyte or another BioTime subsidiary.  Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; discussions with third parties concerning potential contracts or arrangements for the development, manufacture, marketing, distribution, and sale of products of BioTime, OncoCyte, or any other BioTime Subsidiary, or for the licensing of patents or other intellectual property, and financial information.  Confidential Information also shall include any information of any kind, whether belonging to BioTime, OncoCyte, or another BioTime subsidiary, or any third party, that BioTime, OncoCyte, or another BioTime subsidiary has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Peabody; (ii) information that was rightfully in Peabody's possession prior to his employment with BioTime and was not assigned to BioTime or a BioTime subsidiary or was not disclosed to Peabody in his capacity as an employee, officer, director or other fiduciary of BioTime; or (iii) information disclosed to Peabody, after the termination of his employment by BioTime, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from BioTime, OncoCyte, or another BioTime subsidiary, and who is not subject to an obligation to keep such information confidential for the benefit of BioTime, OncoCyte or another BioTime subsidiary, or any third party with whom BioTime, OncoCyte, or another BioTime subsidiary has a contractual relationship.  Peabody understands and agrees that all Confidential Information shall be kept confidential by Peabody both during and after the termination of this Agreement.  Peabody further agrees that he will not, without the prior written approval by BioTime, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of his engagement by BioTime or OncoCyte as a consultant or at any time thereafter, except as required by BioTime in the course of performing consulting services under this Agreement. The provisions of this Section 5 shall survive termination of this Agreement for a period of 10 years.

6.               Inventions/Intellectual Property/Proprietary Information

(a)            Any and all inventions, discoveries, improvements or intellectual property which Peabody may conceive or make during the period and course of the consulting arrangement contemplated hereby and relating to or in any way pertaining to or connected with the field of stem cell technologies relating to the development of stem cell derived products shall be the sole and exclusive property of the Company, and any and all inventions, discoveries, improvements or intellectual property which Peabody may conceive or make during the period and course of the consulting arrangement contemplated hereby and relating to or in any way pertaining to or connected with the field of diagnosis of cancer or any other disease shall belong to OncoCyte. The obligations provided for by this Agreement, except for the requirements as to disclosure in this Section, do not apply to any rights Peabody may have acquired in connection with an invention, discover, improvement or intellectual property for which no confidential information, equipment, supplies, facility, or trade secret information of the Company or OncoCyte or any other Company subsidiary was used and which was developed entirely on the Peabody's own time and (i) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company or OncoCyte, or to the Company's or OncoCyte’s actual or demonstrable anticipated research or development, or (ii) which does not result from any work performed by Peabody for the Company or OncoCyte. The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, if applicable. If Peabody wishes to clarify that something created by him prior to his employment by the Company that relates to the Company's or OncoCyte’ actual or proposed business is not within the scope of this Agreement, he has listed it on an Appendix to this Agreement in a manner that does not violate any third party rights.

(b)            Peabody agrees to disclose promptly to the Company or OncoCyte all improvements, discoveries, or inventions which Peabody may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to the Company or OncoCyte, where the rights are the property of the Company or OncoCyte. Peabody agrees to execute and sign any and all applications, assignments, or other instruments which the Company or OncoCyte may deem necessary in order to enable the Company or OncoCyte, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in the Company or OncoCyte the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents. Peabody hereby irrevocably designates and appoints the Company as Peabody's agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in Peabody's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Peabody. This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph (a) of this Section. Peabody agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company or OncoCyte.

7.               Termination. Upon termination of the consulting term of Peabody under this Agreement as provided in this Section, BioTime, OncoCyte, and all other BioTime subsidiaries shall have no further liability or obligation to Peabody under this Agreement except for BioTime’s obligation for payment of any consulting services and any reimbursable travel expenses incurred between the Peabody's last invoice and the date of termination. This consulting term of Peabody under this Agreement will terminate upon the first to occur of the following events:

(a)           The death or disability of Peabody, which shall mean Peabody’s inability to provide substantially all of the services required by the Company or OncoCyte during any thirty (30) day period due to illness, injury, or bodily or mental infirmity;

(b)            November 18, 2016;

(c)            Upon 30 days written notice from Peabody to BioTime given at any time after February 28, 2016, with or without cause, for any reason or for no reason, or upon written notice (or a date specified in a written notice) from BioTime to Peabody, given at any time, with or without cause, for any reason or for no reason, provided that such notice from the Company shall not be effective to terminate this Agreement earlier than the date on which the sum of the cash payments received by Peabody under this Agreement and under his Employment Agreement with Solutions total $221,500;

(d)            Immediately upon notice from BioTime to Peabody if Peabody (i) breaches his covenant under Section 5 of this Agreement, (ii) fails to perform any of his other obligations under this Agreement and such failure continues for a period of five (5) days during any thirty (30) day period, or (iii) breaches any of his covenants under the Employment Termination Agreement.

8.              Post-Termination Obligations of Peabody. Upon termination of this Agreement, Peabody shall (i) cease providing services pursuant to this Agreement after the effective date of such termination, (ii) deliver to BioTime or to BioTime's designee all materials, information, software, documents, and other work product, in printed, written, electronic or magnetic media, containing Confidential Information; (iii) return to BioTime or OncoCyte any and all equipment, documents, software, and information (whether or not the same constitute or include Confidential Information) in printed, written, electronic or magnetic media provided to Peabody by BioTime or OncoCyte, or by any third party in connection with Peabody’s performance of consulting services for BioTime or OncoCyte; and (iv) continue to abide by those provisions of this Agreement that survive the termination of this Agreement.

9.              Indemnity. Peabody shall indemnify, defend, and hold harmless BioTime and OncoCyte and each of the respective directors, officers, and employees of BioTime and OncoCyte (the indemnified parties) from and against any and all lawsuits, proceedings, claims, demands, judgments, losses, damages, costs, or expenses (including attorneys' fees and expenses) arising from or in connection with any and all of the following: the failure on the part of Peabody to pay any and all federal and state income tax and payroll taxes (including liability of Peabody for withholding such taxes and F.I.C.A. and similar state or local payments in respect of Peabody’s employees) incurred with respect to services performed under this Agreement by Peabody.  The provisions of this Section 9 shall survive termination of this Agreement.

10.          Workers Compensation.  Insofar as required by applicable law, Peabody shall provide workers compensation insurance to each of Peabody’s employees (if any) in accordance with the relevant state and federal law.

11.           Assignment; Third Party Rights. This Agreement is for personal services to be rendered by Peabody. Peabody's rights and obligations under this Agreement may not be assigned or subcontracted by Peabody without the prior written consent of BioTime, which consent BioTime may grant or deny at its sole and absolute discretion.  BioTime and OncoCyte are intended beneficiaries of this Agreement.

12.          Injunctive Remedies. Peabody acknowledges that BioTime and OncoCyte would be irreparably harmed by the disclosure or use of any Confidential Information in violation of Section 5 of this Agreement, and that money damages would not be a sufficient remedy for any breach of either of such Sections of this Agreement. Peabody agrees that, in addition to all other remedies available to BioTime and OncoCyte at law or in equity, BioTime and OncoCyte shall be entitled to equitable relief enjoining any use, appropriation or disclosure of Confidential Information, and any violation of Section 5 of this Agreement. Peabody further agrees to waive any requirement for the posting of any bond or other security in connection with such equitable relief.

13.         Arbitration. If the parties are unable to resolve any dispute between them arising out of, or related to, this Agreement, that dispute shall be resolved by arbitration according to the Optional Expedited Arbitration Procedures of JAMS. Arbitration proceedings shall be conducted in San Francisco, California. This section shall survive the termination of this Agreement.

14.         Notices. Any notices given under this Agreement by either party to the other party shall be in writing and shall be effected by personal delivery, or by United States mail, postage prepaid (certified, return receipt requested at the option of the sender), or by next business day air courier service. Notices shall be addressed to the parties at the addresses appearing on the signature page of this Agreement, but each party may change the address by giving written notice in accordance with this Section. Notices delivered personally or by air courier service will be deemed delivered as of actual receipt; mailed notices will be deemed delivered on the third day after mailing.

15.         Entire Agreement. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by Peabody for BioTime or OncoCyte. This Agreement contains all of the representations, covenants, and agreements between the parties with respect to the rendering of services by and compensation of Peabody.  Nothing contained herein, nor the termination of Peabody’s role as an officer or employee of BioTime and acceptance, in lieu thereof, of Peabody’s role, or the performance by Peabody as, a consultant hereunder, shall be deemed to release or terminate any rights that Peabody, as an employee and officer of BioTime, had in respect of limitation on liability or indemnification, whether under the organizational documents of BioTime, any separate indemnification agreement, or any directors and officers (or other) insurance policy maintained from time to time by BioTime, all of which shall remain in full force and effect with respect to any acts or omissions of Peabody that may have occurred during such time as he was an employee or officer of BioTime, notwithstanding the termination of Peabody’s employment.

16.          Amendments; Modifications. Any amendment or modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

17.          Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such party nor shall it be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing, and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law and otherwise afforded to any party shall be cumulative and not alternative.

18.           Titles and Subtitles. The titles or headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19.          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, each such unenforceable provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if each such unenforceable provision were so excluded, and the balance of this Agreement as so interpreted shall be enforceable in accordance with its terms.

20.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

21.            Attorneys' Fees. If any legal action, including any arbitration proceeding or lawsuit, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees.

22.            Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

BioTime, Inc.

By:	/s/Adi Mohanty
Adi Mohanty
Co- Chief Executive Officer

Address:	1301 Harbor Bay Parkway
Alameda, California 94502
Phone:	510-521-3390

Peabody:
/s/Robert W. Peabody
Robert W. Peabody

Address:
Phone: